Exhibit 10.15

[Execution Version]

CREDIT AGREEMENT

dated as of
February 11, 2020
among

JEFFERSON 2020 BOND BORROWER LLC,
as the Borrower

and

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC,
acting through one or more Affiliates,
as the Lender

TABLE OF CONTENTS

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EXHIBITS:

Exhibit A – Form of Borrowing Request

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CREDIT AGREEMENT
        This CREDIT AGREEMENT (this “Agreement”) is dated as of February 11, 2020 among JEFFERSON 2019 BOND BORROWER LLC, a Delaware limited liability company (the “Borrower”), and FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC, a Delaware limited liability company, acting through one or more Affiliates (the “Lender”).

The undersigned Borrower, for value received, hereby promises to pay, pursuant to the terms and conditions contained herein, to Lender, the principal amount of Loans (as defined below) made by Lender outstanding under and as evidenced by this Agreement in immediately available funds, on the Maturity Date (as defined below) and to pay interest on the unpaid principal amount of said principal sums from and including the date hereof until the Maturity Date.
Accordingly, the parties hereto agree to the following:
ARTICLE I
Definitions
SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning assigned in the preamble hereto.
“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.
“Assignment and Assumption” means an assignment and assumption agreement entered into by the Lender and an assignee (with the consent of any party whose consent is required by Section 8.04 of this Agreement), in any form (including electronic documentation generated by use of an electronic platform) approved by the Lender.
“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the Maturity Date and (b) the date all of the Commitments are terminated in accordance with the provisions of this Agreement.
“Bonds” means the Series 2020 Bonds together with the Additional Parity Bonds (as defined in the Indenture) issued from time to time pursuant to the Indenture, if any.
“Borrower” has the meaning assigned in the preamble hereto.“Borrowing” means Loans made on the same date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are not open for dealings in deposits in Dollars in the London interbank eurodollar market or any day on which banks in New York or London are not open for general business.
“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be classified and accounted for as a finance lease on the balance sheet of such Person under Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842).
“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders and excluding any employee benefit plan or Person acting as the trustee, agent or other fiduciary or administrator therefor, is or becomes the direct beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) of more than 50% of the total voting power of the Voting Stock of the Borrower; provided, however, that notwithstanding the foregoing, a transaction or series of transactions will not be deemed to involve a Change of Control if (x) the Borrower becomes a direct or indirect wholly-owned subsidiary of a holding company and (y) (A) the direct or indirect beneficial owners of the Voting Stock of such holding company immediately following such transaction or transactions are substantially the same as the beneficial owners of the Voting Stock of the Borrower immediately prior to such transaction or transactions or (B) immediately following such transaction or transactions, no Person (other than a holding company satisfying the requirements of this proviso) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company, other than one or more Permitted Holders and excluding any employee benefit plan or Person acting as the trustee, agent or other fiduciary or administrator therefor. For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” shall have the meaning assigned to such term in Section 8.14.
“Closing Date” means the date on which the conditions specified in Section 4.01 of this Agreement were satisfied (or waived in accordance with Section 8.02 of this Agreement).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral Agency Agreement” means that certain Collateral Agency, Intercreditor and Accounts Agreement, dated as of February 1, 2020, by and among Jefferson 2020 Bond Lessee, the Borrower, Deutsche Bank National Trust Company, in its capacity as the trustee, collateral agent and Account Bank (as defined therein) and each other Secured Party (as defined therein) from time to time party thereto.
“Commitment” means the commitment, if any, of the Lender to make Loans, expressed as an amount representing the maximum possible aggregate amount of the Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to assignments by or to the Lender pursuant to Section 8.04 of this Agreement. The initial aggregate amount of the Lender’s Commitment is $221,002,238.76.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Credit Exposure” means, at any time, the sum of the aggregate amount of the Lender’s outstanding Loans at such time.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition, which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning set forth in Section 2.08(c).
“Dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means any federal, state or local statute, ordinance, rule or regulation, any judicial or administrative order (whether or not on consent), request or judgment, or any other binding determination of any Governmental Authority relating to protection of the environment or health or safety relating to the release of or exposure to hazardous or toxic substances, materials or wastes. Environmental Laws include, without limitation, regulations and requirements imposed pursuant to the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., and any and all state law or local law counterparts, all as amended.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, costs of compliance, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally enforceable consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to such conversion, Indebtedness that is convertible into any such equity interests).
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement, except to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto, (c) Taxes attributable to the Lender’s failure to comply with Section 2.10(d) and (d) any withholding Taxes imposed pursuant to FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this agreement (or any amended or successor versions that are each substantively comparable and not materially more onerous to comply with) and any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance pursuant to, or in respect of, such intergovernmental agreements).
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means any material, substance or waste that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to or for which liability may be imposed under any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials and polychlorinated biphenyls.
“Indebtedness” means with respect to any Person: (a) indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, other than: (1) accounts payable and trade payables arising in the ordinary course of business (other than those addressed in clauses (2) through (4) of this clause (c)) which are payable in accordance with customary practices, provided that such accounts payable and trade payables (x) are not evidenced by a note, (y) are payable within ninety (90) days of the date of incurrence and are not more than ninety (90) days past due unless being contested in good faith and (z) do not exceed 4% of the sum of the original principal amount of the Series 2020 Bonds plus the principal amount of other Permitted Additional Senior Indebtedness (as defined in the Senior Loan Agreement) and Additional Parity Bonds (as defined in the Indenture) at any one time outstanding, (2) accrued expenses arising in the ordinary course of business and not recorded as either “short term indebtedness” or “long term indebtedness” on the balance sheet of the Borrower in accordance with GAAP, (3) any payments pursuant to any construction contracts that are not more than ninety (90) days past due unless being contested in good faith or to the extent such payments represent “retainage,” “holdback” or similar payments, and (4) payments due under any management contract pursuant to which a management company provides employees to provide services for Jefferson, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) any Capitalized Lease Obligation, (f) all obligations, contingent or otherwise, of such Person under bankers acceptances issued or created for the account of such Person, (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests, (h) all net obligations of such Person pursuant to Permitted Swap Agreements (as defined in the Collateral Agency Agreement), (i) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, and (j) all Indebtedness of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 8.03(b).
“Indenture” means that certain Indenture, dated as of February 1, 2020, between the Port of Beaumont Navigation District of Jefferson County, Texas, as the Issue (as defined therein), and the Trustee, and any amendment or supplement thereto permitted thereby.
“Interest Payment Date” means the first day of each July and January.
“Interest Rate” means 7.000%.
“Jefferson” means the Jefferson 2020 Bond Lessee LLC, a Delaware limited liability company, together with the Borrower.
“Laws” means any federal, state, local and municipal laws, rules and regulations, orders, codes, directives, permits, approvals, decisions, decrees, ordinances or by-laws having the force of law and any common or civil law, including binding court and judicial decisions having the force of law, and includes any amendment, extension or re-enactment of any of the same in force from time to time and all other instruments, orders and regulations made pursuant to statute.
“Lender” has the meaning set forth in the preamble.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any capital lease having substantially the same economic effect as any of the foregoing).
“Loans” means the loans made by the Lender to the Borrower pursuant to this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of Jefferson taken as a whole or (b) the validity or enforceability of this Agreement, or the rights and remedies of the Lender thereunder.
“Maturity Date” means January 1, 2025.
“Maximum Rate” has the meaning assigned to such term in Section 8.14.
“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of the Borrower to the Lender existing on the Closing Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement (including under any of the Loans made or reimbursement or other monetary obligations incurred or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding).
“Other Connection Taxes” means, with respect to a Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Commitment or this Agreement).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Permitted Holders” means the collective reference to the Fortress Entities (as defined in the Senior Loan Agreement) and their Affiliates. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control with respect to which the Majority Holders

(as defined in the Indenture) have consented in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
“Permitted Subordinated Debt” has the meaning set forth in the Senior Loan Agreement.
“Pipelines Projects” has the meaning set forth in the Senior Loan Agreement.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, managers, employees, agents, trustees and administrators of such Person and of such Person’s Affiliates.
“Release” means any new or historical spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, migrating, abandoning or discarding.
“Responsible Officer” means (a) the chief executive officer, executive director, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower, and (b) solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.
“Senior Default” has the meaning set forth in Section 9.03.
“Senior Loan Agreement” means that Senior Loan Agreement, dated as of February 1, 2020, between the Port of Beaumont Navigation District of Jefferson County, Texas, as Issuer (as defined therein), and the Borrower, as the borrower.
“Series 2012 Bonds” means $39,550,000 principal amount of Jefferson County Industrial Development Corporation Hurricane Ike Disaster Area Revenue Bonds (Port of Beaumont Petroleum Transload Terminal, LLC Project).
“Series 2020A Bonds” means $184,920,000 aggregate principal amount of Port of Beaumont Navigation District of Jefferson County, Texas Dock and Wharf Facility Revenue Bonds, Series 2020A (Jefferson Gulf Coast Energy Project), and any Series 2020A Bond or Series 2020A Bonds issued in exchange or replacement therefor.

“Series 2020 Bonds” means, collectively, the Series 2020A Bonds and the Taxable Series 2020B Bonds.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Taxable Series 2020B Bonds” means the $79,060,000 aggregate principal amount of Port of Beaumont Navigation District of Jefferson County, Texas Facility Revenue Bonds, Taxable Series 2020B (Jefferson Gulf Coast Energy Project), and any Taxable Series 2020B Bond or Taxable Series 2020B Bonds issued in exchange or replacement therefor.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.
“Trustee” means Deutsche Bank National Trust Company, as Trustee pursuant to the Indenture.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
        “Voting Stock” of a Person means Equity Interests of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“wholly owned” means, with respect to a subsidiary of a Person, a subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.
SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.03 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with the Borrower’s accounting principles, as in effect from time to time.
SECTION 1.04 Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.
SECTION 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
The Credits
SECTION 2.01 Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in the total Credit Exposures exceeding the total Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
SECTION 2.02 Loans and Borrowings. Each Loan shall be made by the Lender as part of a Borrowing.
SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Lender of such request by (A) telephone or (B) a written Borrowing Request in a form attached hereto as Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower. Each such Borrowing Request must be received by the Lender not later than 12:00 p.m. (Noon), or such later time acceptable to the Lender, on the requested date of any Borrowing. Each Borrowing Request shall specify the following information:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day at least one Business Day after the day of delivery of the applicable request; and

(iii) the location and number of the Borrower’s account to which funds are to be disbursed, in accordance with the Collateral Agency Agreement.
SECTION 2.04 Funding of Borrowings. The Lender will make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, or such other time as may be agreed between the Borrower and the Lender, to an account designated by the Borrower in the applicable Borrowing Request in accordance with the Collateral Agency Agreement.
SECTION 2.05 Termination, Reduction or Increase of Commitment.
(a) Unless previously terminated, the Commitment shall terminate on the Maturity Date.
(b) The Borrower may at any time terminate, or from time to time reduce, the Commitment; provided that the Borrower shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.07, the total Credit Exposures would exceed the total Commitment.
(c) In the event any Pipelines Project is terminated, reduced or abandoned, the Borrower shall reduce the aggregate Commitment by an amount equal to the canceled costs of such project so that, after such reduction, the aggregate Commitment reflects the remaining projected costs of any such terminated, reduced or abandoned Pipelines Project; provided the Borrower shall not be permitted to further reduce the Commitment except by such amount.
(d) The Borrower shall notify the Lender by telephone (confirmed by email in accordance with Section 8.01(b)) of any elected or required termination or reduction the Commitment under paragraph (b) of this Section not later than 12:00 p.m. (Noon), or such later time acceptable to the Lender, one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or the occurrence of any other specified event, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitment shall be permanent.
(e) The Borrower and the Lender may at any time and from time to time, by written agreement executed by the Borrower and the Lender, cause the Commitment of the Lender to be increased in an amount equal to (i) an amount mutually agreed upon between Jefferson and Lender in respect of additional contingency costs for the Project and/or (ii) an amount requested by Jefferson from time to time to the extent necessary to satisfy the Repair and Replacement Account Requirement (as defined in the Collateral Agency Agreement) and the Project Operating Reserve Requirement (as defined in the Collateral Agency Agreement). Increases in Commitment shall become effective on the date specified in the agreement delivered pursuant to this paragraph, provided that (A) on the effective date of such increase, the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality or material adverse effect shall be true and correct in all respects) on and as of such effective date, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects (or if qualified by materiality or material adverse effect) as of any such earlier date and (B) on the effective date of such increase, no Default shall have occurred and be continuing.
SECTION 2.06 Repayment of Loans; Evidence of Debt.
(a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan made to the Borrower on the Maturity Date, plus any accrued but unpaid interest.
(b) The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.
(c) The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(d) The Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrower shall prepare, execute and deliver to the Lender promissory notes payable to the Lender and its registered assigns and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 8.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION 2.07 Prepayment of Loans.
(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty.
(b) Mandatory Prepayment. If the Lender notifies the Borrower at any time that the Credit Exposure at such time exceeds the Commitment then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans in an aggregate amount sufficient to reduce such Credit Exposure as of such date of payment to an amount not to exceed 100% of the Commitment then in effect.
SECTION 2.08 Interest.
(a) The Loans comprising each Borrowing shall bear interest at the Interest Rate.
(b) The Borrower will, on the then applicable Interest Date, pay the accrued and unpaid interest on such Loan by increasing the aggregate principal amount of such Loan by such amount of accrued and unpaid interest on such Loan having accrued at a rate equal to the Interest Rate (the “PIK Amount”), which shall then be capitalized, added to and deemed part of such Loan on the applicable Interest Payment Date; thereafter, the principal amount of such Loan shall be treated as having been increased by the amount of such PIK Amount paid “in-kind”. Following any increase in the aggregate principal amount of any Loan in accordance with this Section 2.08(b), such Loan shall bear interest on such increased principal amount from and after the applicable Interest Payment Date.
(c) Notwithstanding the foregoing, at any time (x) an Event of Default has occurred and is continuing under clauses (h) or (i) of Article VII or (y) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, then such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section (the “Default Rate”).
(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(e) All interest hereunder shall be computed on the basis of a year of 360 days.
SECTION 2.09 Increased Costs.
(a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender; or
(ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining its obligation to make any such Loan or to increase the cost to the Lender or to reduce the amount of any sum received or receivable by the Lender or, whether of principal, interest or otherwise, in each case by an amount deemed by such the Lender to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of the Lender, the Borrower will pay to the Lender such additional amount or amounts, in each case paid “in-kind”, as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) A certificate of the Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Lender as specified in paragraph (a) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the Lender) after receipt thereof.
(c) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 135 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.10 Taxes.
(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Borrower under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If the Borrower shall be required by any applicable Laws (as determined in good faith by the Borrower) to withhold or deduct any Taxes from any payment, then (A) the Borrower, as required by such Laws, shall withhold or make such deductions as are determined by it to be required, (B) the Borrower, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.10) the Lenders receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.
(c) Tax Indemnifications.
(i) The Borrower shall indemnify the Lenders, and shall make payments in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by any Lender or required to be withheld or deducted from a payment to the Lenders, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or on behalf of a Lender shall be conclusive absent manifest error.

(ii) The Lenders shall indemnify the Borrower, and shall make payments in respect thereof within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to the Lenders that are payable or paid by the Borrower in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower shall be conclusive absent manifest error. The Lenders hereby authorizes the Borrower to set off and apply any and all amounts at any time owing to the Lender under this Agreement against any amount due to the Borrower under this clause (ii).
(d) Status of the Lender; Tax Documentation.
(i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 2.10(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable Law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing,
(A) any Lender that is a U.S. Person shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date of this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(I) if a Foreign Lender claims the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN or W-BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II) executed originals of IRS Form W-8ECI;
(III) if a Foreign Lender claims the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower or any Affiliate within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “United States Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-BEN-E (or successor form); or
(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a United States Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a United States Tax Compliance Certificate on behalf of each such direct and indirect partner
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date of this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and
(D) if a payment made to any Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such

Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii) the Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.10(d) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(e) Treatment of Certain Refunds. If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.10, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Lender, agrees to repay to such Lender the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will any Lender be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(f) Each party’s obligations under this Section 2.10 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 2.11 Payments Generally.
(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees or of amounts payable under Section 2.09 or 2.10, or otherwise) without condition or deduction for any counterclaim, defense, recoupment or setoff prior to 2:00 p.m., New York City time, or such other time as may be agreed between the Borrower and the Lender, on the date when due, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in Dollars and (ii) to the Lender, except that payments pursuant to Sections 2.09, 2.10 and 8.03 shall be made directly to the Persons entitled thereto. The Lender shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(b) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder and (ii) second, towards payment of principal then due hereunder.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lender as of the Closing Date and (except as to representations and warranties made as of a certain date) as of the date such representations and warranties are deemed to be made under Section 2.05(d) or Section 4.02 of this Agreement, that:
SECTION 3.01 Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required.
SECTION 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s limited liability company powers and have been duly authorized by all necessary organizational action. The Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (B) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the organizational documents of the Borrower, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any material asset of the Borrower (other than Liens permitted pursuant to this Agreement); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.04 Compliance with Laws and Agreements. The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all agreements and other instruments (excluding agreements governing Indebtedness) binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.05 Taxes. The Borrower has filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes (including any Taxes in the capacity of a withholding agent) required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
ARTICLE IV
Conditions
SECTION 4.01 Initial Credit Event. The obligations of the Lender to make Loans are subject to, on or prior to the Closing Date, the Lender receiving from the Borrower (A) a counterpart of this Agreement signed on behalf of the Borrower or (B) written evidence satisfactory to the Lender (which may include electronic mail transmission in accordance with Section 8.01) that the Borrower has signed a counterpart of this Agreement.
SECTION 4.02 Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing, on or after the Closing Date, is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality or material adverse effect shall be true and correct in all respects) on and as of the date of such Borrowing, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date (except to the extent that any representation and warranty that was qualified by materiality or material adverse effect).
(b) At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lender that:
SECTION 5.01 Information. The Borrower will furnish to the Lender promptly following any request therefor, such information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of this Agreement, as the Lender may reasonably request.
SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Lender prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower obtains knowledge of the occurrence of any continuing Default.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03 Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction that is not otherwise prohibited under Section 6.01.
SECTION 5.04 Payment of Obligations. The Borrower will pay its obligations (other than Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
SECTION 5.05 Compliance with Laws. The Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06 Use of Proceeds. The proceeds of Loans will be used to fund or reimburse costs of the Pipelines Projects, to fund certain reserve accounts, to defease the Series 2012 Bonds and as may be otherwise agreed by Jefferson and the Lender.
ARTICLE VI
Negative Covenants

From the Closing Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:
SECTION 6.01 Fundamental Changes, Indebtedness, Investments, Negative Pledges and Distributions. The Borrower covenants and agrees to comply with Sections 6.16 (Limitation on Fundamental Changes; Sale of Assets, Etc.), 6.17 (Limitation on Indebtedness), 6.18 (Permitted Investments), 6.21 (Negative Pledge) and 6.26 (No Distributions) of the Senior Loan Agreement.
ARTICLE VII
Events of Default
If any of the following events (each an “Event of Default”) shall occur and be continuing:
(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI;
(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Lender to the Borrower;
(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(h) the Borrower shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;
(i) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $30,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Borrower and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be paid, bonded or effectively stayed; or
(j) a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Lender may by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the Agreement, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
Miscellaneous
SECTION 8.01 Notices.
(a) Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, Internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender pursuant to Article II if such Lender has notified the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Change of Address, Etc. Each of the Borrower and the Lender may change its address, email or telephone number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 8.02 Waivers; Amendments. No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. A waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.
SECTION 8.03 Expenses; Indemnity; Damage Waiver.
(a) The Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by the Lender, including the reasonable and documented fees, charges and disbursements of a single counsel for the Lender (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with (i) the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or (iii) the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b) The Borrower shall indemnify the Lender, and each Related Party of the Lender (each such Person (including the Lender and Jefferson and any of their respective officers, directors, employees and Affiliates, excluding FTAI Energy Partners LLC and its Affiliates) being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each Indemnitee in the event of a conflict of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by the Borrower, its equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees, Affiliates (such persons, the “Related Indemnitee Parties”), (B) the material breach of this Agreement by such Indemnitee or any of its Related Indemnitee Parties or (C) any dispute solely among Indemnitees and not arising out of any act or omission of the Borrower or any of its Affiliates. In addition, such indemnity shall not, as to any Indemnitee, be available with respect to any settlements effected without the Borrower’s prior written consent. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c) To the extent permitted by applicable Laws, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto and any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided, that this clause (c) shall in no way limit the Borrower’s indemnification obligations set forth in this Section 8.03. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the Transactions, except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(d) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 8.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 8.03.
SECTION 8.04 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except without the prior written consent of the Borrower (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
SECTION 8.05 Register. The Borrower will maintain, in electronic format or otherwise, at its principal place of business, a register of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to each Lender (the “Register”), and will update the Register to reflect any permitted assignments or transfers subsequent to the date hereof. The Borrower will make payments of principal and interest as specified hereunder to the Lender(s) named as such in the Register. The Lender(s) shall notify the Borrower in writing prior to any assignment, transfer or other disposition of all or a portion of its rights or obligation under this Agreement (including all or a portion of its Loans Commitments and the Loans at the time owing to it), with such written notice to be delivered to the Borrower not later than one Business Day prior to any such assignment, transfer or disposition and which notice shall specify the principal amount hereunder that is the subject of such assignment, transfer or disposition. Any assignment, transfer or other disposition of any rights or obligations under this Agreement (or any portion thereof) shall be effective only upon appropriate entries with respect thereto being made in the Register, which shall be made promptly upon receipt of such written notice. Notwithstanding anything to the contrary herein, the entries in the Register shall be conclusive, absent manifest error; the Borrower and each holder shall treat the person whose name is recorded in the Register as the owner of its portion of the Loan or Commitment for all purposes of this Agreement, notwithstanding notice to the contrary; and the registered owner of the rights or obligation under this Agreement (or any portion hereof) as indicated on the Register shall be the party with the exclusive right to receive payment of any principal amount and accrued and unpaid interest thereon under this Agreement. The Register shall be available for inspection by any holder, at any reasonable time and from time to time upon reasonable prior notice.  This provision is intended to constitute a “book entry system” within the meaning of Treasury Regulations Section 5f.103-1(c)(1)(ii) and shall be interpreted consistently with such intent.
SECTION 8.06 Survival. All representations and warranties made hereunder and in any other document delivered pursuant hereto or in connection herewith shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Sections 2.09, 2.10 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
SECTION 8.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or .pdf shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 8.08 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 8.09 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 8.10 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).
SECTION 8.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 8.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 8.13 Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Agreement, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 8.14 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it.
ARTICLE IX
SECTION 9.01 General. Notwithstanding any provision of this Agreement to the contrary, the Borrower and the Lender, for itself and for all present and future holders of the Loans, hereby covenant and agree that the Loans shall be and is hereby expressly made subordinate and junior in right of payment to the prior payment (in cash or cash equivalents) and performance in full of all Bonds to the extent and in the manner provided below. The Loans hereunder shall constitute “Permitted Subordinated Debt” under the Senior Loan Agreement.
SECTION 9.02 Waiver. The Lender (or any instrument evidencing the same) by acceptance hereof waives any and all notice of the creation or accrual of any such Bonds and notice of proof of reliance upon these subordination provisions by any holder of Bonds and hereby assents to any renewal, extension or postponement of the time of payment of Bonds or any other indulgence with respect thereto, to any increase in the amount of Bonds, and to any substitution, exchange or release of collateral therefor; and any such Bonds shall conclusively be deemed to have been created, contracted or incurred in reliance upon these subordination provisions and all dealings between the Borrower and any holder of Bonds so arising shall be deemed to have been consummated in reliance upon these subordination provisions.
SECTION 9.03 Effects of Certain Defaults in Respect of Bonds. If Jefferson shall default in the payment of any principal of or interest on or other amount with respect to the Bonds when the same becomes due and payable whether at maturity or at a date fixed for redemption or by declaration or otherwise (a “Senior Default”), and unless and until such Senior Default shall have been remedied or waived or shall have ceased to exist, no direct or indirect payment by the Borrower from any source whatsoever shall be made on account of the principal of, or premium, if any, or interest on or other amount with respect to, the Loans.
SECTION 9.04 Limitation on Payments and Demand for Payments. For so long as any Bonds are outstanding, (i) the Borrower shall not, directly or indirectly, make, or permit any of its Affiliates to make, any payment of principal or interest on account of the Loans, except for payments made in accordance with Section 2.08(b) hereof and clauses Eleventh and Twelfth of Section 5.02(b) of the Collateral Agency Agreement, and (ii) the Lender shall not demand, sue for, retain, or accept from the Borrower or any other Person any payment of principal or interest on account of such Loans, except for payments made in accordance with clauses Eleventh and Twelfth of Section 5.02(b) of the Collateral Agency Agreement.
SECTION 9.05 Limitation on Acceleration. For so long as any Bonds are outstanding, the Loans may not be declared to be due and payable before its stated maturity unless all Bonds have become due and payable, at maturity or at a date fixed for redemption or by declaration or otherwise and, in the case of any such declaration, such declaration has not been rescinded.
SECTION 9.06 Insolvency, Etc. (a) In the event of any liquidation, reorganization, dissolution, winding up or composition or readjustment of Jefferson or its interests (whether voluntary or involuntary, or in bankruptcy, insolvency, reorganization, liquidation, receivership proceedings, or upon a general assignment for the benefit of Jefferson’s creditors or any other marshalling of the assets and liabilities of Jefferson, or otherwise), all Bonds (including any claim for interest thereon accruing at the contract rate after the commencement of any such proceedings and any claim for additional interest that would have accrued thereon but for the commencement of such proceedings, whether or not, in either case, such claim shall be enforceable in such proceedings) shall first be paid in full in cash or cash equivalents before any direct or indirect payment or distribution, whether in cash or cash equivalents, securities or other property, is made in respect of the Loans, and any cash, securities or other property which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Loans directly or indirectly by Jefferson from any source whatsoever shall be paid or delivered directly to the holders of Bonds in accordance until all Bonds (including claims for interest and additional interest as aforesaid) shall have been paid in full in cash or cash equivalents.
(b) The Lender shall not commence or join with any other creditor or creditors of Jefferson in commencing any bankruptcy, insolvency, reorganization, liquidation, receivership proceedings against Jefferson. At any general meeting of creditors of Jefferson in the event of any liquidation, reorganization, dissolution, winding up or composition or readjustment of Jefferson or its interests (whether voluntary or involuntary, or in bankruptcy, insolvency, reorganization, liquidation, receivership proceedings, or upon a general assignment for the benefit of Jefferson’s creditors or any other marshalling of the assets and liabilities of Jefferson, or otherwise), if all Bonds have not been paid in full at such time, the Trustee (or any authorized agent thereof) is hereby authorized at any such meeting or in any such proceeding:
(i) to enforce claims comprising Permitted Subordinated Debt in the name of the holder of such Permitted Subordinated Debt, by proof of debt, proof of claim, suit or otherwise;
(ii) to collect any assets of Jefferson distributed, divided or applied by way of dividend or payment, or such securities issued, on account of Permitted Subordinated Debt, and apply the same, or the proceeds of any realization upon the same that the Trustee elects to effect pursuant to the Indenture or the other Financing Documents (as defined in the Senior Loan Agreement), to the Bonds until all Bonds shall have been paid in full;
(iii) to vote claims comprising Permitted Subordinated Debt to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension; and
(iv) to take generally any action in connection with any such meeting or proceeding which the holder of Permitted Subordinated Debt might otherwise take.
(c) The Borrower and Lender each hereby (i) authorizes and empowers the Trustee, under the circumstances set forth in the above paragraph, to demand, sue for, collect and receive every such payment or distribution referred to in such paragraph and give acquittance therefor, and execute, verify, deliver and file any claims or proofs of claim, consents, assignments or other instruments which any holder of the Bonds may at any time reasonably require in order to provide and realize upon any rights or claims pertaining to the Loans in any statutory or non-statutory proceeding, vote any such claims in any such proceeding and take such other actions, on behalf of the holders of the Bonds or otherwise, as the Trustee may deem necessary or advisable for the enforcement of the subordination provisions hereto and (ii)

appoints any Person designated for such purpose by the Trustee as its attorney-in-fact for all such purposes.
SECTION 9.07 Turnover of Payments. If (i) any payment or distribution shall be collected or received by the Lender in contravention of the terms hereof and prior to the payment in full in cash or cash equivalents of all Bonds at the time outstanding and (ii) any holder of such Bonds (or any authorized agent thereof) shall have notified the Lender of the facts by reason of which such collection or receipt so contravenes the subordination provisions hereto, the Lender will deliver such payment or distribution, to the extent necessary to pay all such Bonds in full in cash or cash equivalents, to the Trustee, for the benefit of the holders of the Bonds, in the form received, and until so delivered, the same shall be held by the Lender in trust for the holders of the Bonds and shall not be commingled with other funds or property of the Lender.
SECTION 9.08 No Prejudice or Impairment. No present or future holder of any Bonds shall be prejudiced in the right to enforce subordination of the Loans by any act or failure to act on the part of Jefferson. Nothing contained herein shall impair, as between the Borrower and the Lender, the obligation of the Borrower to pay to the Lender the principal hereof and premium, if any, and interest hereon as and when the same shall become due and payable in accordance with the terms hereof, or, except as expressly provided herein, prevent the Lender from exercising all rights, powers and remedies otherwise permitted by applicable law or hereunder upon the happening of an Event of Default in respect of the Loans, all subject to the rights of the holders of Bonds as provided in this Article IX to receive cash, securities or other property otherwise payable or deliverable to the Lender directly or indirectly by the Borrower from any source whatsoever.
SECTION 9.09 Payment of Bonds, Subrogation, Etc. Upon the payment in full in cash or cash equivalents of all Bonds, the Lender shall be subrogated to all rights of the holders of such Bonds to receive any further payments or distributions applicable to Bonds until the Loans shall have been paid in full in cash or cash equivalents, and, for the purposes of such subrogation, no payment or distribution received by the holders of Bonds of cash, securities, or other property to which the Lender would have been entitled except for this Article IX shall, as between the Borrower and its creditors other than the holders of Bonds, on the one hand, and the Lender, on the other hand, be deemed to be a payment or distribution by the Borrower on account of Bonds.
SECTION 9.10 Unsecured Obligations. The holder of the Loans agrees that such Loans (i) constitute unsecured obligations of the Borrower, (ii) have no right, title or interest in any of the Collateral (as defined in the Collateral Agency Agreement) of the Borrower and (iii) have subordinated lien priority to any secured indebtedness incurred by the Borrower.
SECTION 9.11 Amendment. Neither the Lender nor the Borrower shall amend the term of this Agreement in a manner that, in its good faith judgment, would reasonably be expected to be material and adverse to the holders of the Bonds or any Permitted Additional Senior Indebtedness (as defined in the Senior Loan Agreement).
SECTION 9.12 Miscellaneous. The foregoing subordination provisions are for the benefit of the holders of the Bonds and, so long as any Bonds are outstanding, may not be rescinded, cancelled or modified adversely to the interests of the holders of the Bonds.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JEFFERSON 2020 BOND BORROWER LLC, as Borrower By: /s/ Demetrios Tserpelis Name: Demetrios Tserpelis Title: Authorized Signatory

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC, acting through one or more Affiliates, as Lender By: /s/ Scott Christopher Name: Scott Christopher Title: Chief Financial Officer

EXHIBIT A
FORM OF BORROWING REQUEST
Date:  ,
To: FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC, as Lender
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of February 11, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Jefferson 2020 Bond Borrower LLC, a Delaware limited liability company, and FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC as the Lender.
The undersigned hereby requests a Borrowing of Loans
1.On ____________________ (a Business Day)
2.In the amount of ____________________
3.To: ________________________________________
[Account Number]
The Borrower listed below hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Borrowing.
[JEFFERSON 2020 BOND BORROWER LLC, as Borrower

By:

Name:
Title: